UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

DR. KATHRYN J. JACKSON

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

Item 1: On June 25, 2019, the Rice Group issued the following press release and posted it to https://eqtpathforward.com/, which includes a letter to shareholders of EQT:

Rice Team Nominee John F. McCartney Sends Letter to EQT Shareholders

Shares Perspective on Keys to Rice Energy’s Success During His Tenure as a Director

Credits Toby Rice as Being the Driving Force Behind Rice Energy’s Use of Technology and Data Analytics to Modernize Traditional Operations

Urges Shareholders to Vote FOR the Rice Team Nominees to Deliver on the Significant Value That Still Exists at EQT

CARNEGIE, Pa.--(BUSINESS WIRE) June 25, 2019 – The Rice Team (Toby Z. Rice, Derek A. Rice, J. Kyle Derham and William E. Jordan), shareholders of EQT Corporation (NYSE: EQT), today released a letter from John F. McCartney, a Rice Team nominee for the EQT Board of Directors, to fellow EQT shareholders.

In the letter, Mr. McCartney, who is an EQT shareholder and has served as a director on nine public company boards, including on the Rice Energy board from March 2015 through its merger with EQT in November 2017, notes the Rice Team’s intensely analytical, data and technology-driven decision processes as being central to Rice Energy’s success. He also highlights the Rice Team’s ability to fuse technology and human capital to generate remarkable results – Rice Energy had the lowest well development costs in the Appalachian Basin, the highest average well productivity and was recognized as an energizing and empowering place to work – in turn creating tremendous value for shareholders.

In particular, Mr McCartney credits Toby Rice’s visionary ability to apply a new, technology-enabled approach to the Company’s complex tasks of land acquisition, well design, well construction, upstream and midstream coordination, and other critical operations.

The letter, which can be viewed at www.EQTPathForward.com, follows:

Dear EQT Shareholders:

I am an EQT shareholder and one of the nominees for the EQT Board of Directors at the upcoming annual meeting of shareholders, which is scheduled for July 10, 2019. I am writing to encourage you to vote for the slate of directors nominated to the Board of EQT by Toby Z. Rice, Derek A. Rice, J. Kyle Derham and William E. Jordan (collectively, the “Rice Team”).

I am an experienced corporate director. During my career I have served on the boards of nine public companies, including as Chairman or Vice Chairman of three, and I have served as a senior executive officer of two public companies. Most importantly, for the purposes of this letter, I served on the Board of Rice Energy from March 2015 until Rice Energy was acquired by EQT in November 2017. It is my experience as a director of Rice Energy that I want to share with you today.

I was recommended as a candidate for the Rice Energy Board in 2014 by one of my fellow directors, with whom I had previous board experience. I went through a formal interview process early in 2015 before being extended an offer to join the board. I had never met nor had any interaction with any of the Rice brothers before those interviews.

While serving on the Board, I had a front-row view of the performance of the Rice Energy management team. I can say unequivocally that, as executives and leaders, the members of the Rice Team were innovative, effective and professional. They created both a vibrant company culture and outstanding business performance. The Rice Team was intensely analytical, using data and technology to evaluate and improve performance, driving more efficient operations and allocating capital to its highest uses. The Rice Team – and Toby Rice in particular – also understood the importance of human capital. They treated people as a true asset of the company, resulting in an employee base that was driven, enthusiastic and aligned.

As has been widely noted, the results were remarkable: Rice Energy had the lowest well development costs in the Appalachian Basin, the highest average well productivity and was recognized both inside and outside the organization as an energizing and empowering place to work. I am proud to say that Rice Energy also created tremendous value for shareholders.

It’s important to understand that the vision for using technology and data analytics to modernize traditional operations and processes was not the Board’s idea. It was Toby Rice’s idea. He saw the opportunity to apply a new, technology-enabled approach to the complex tasks of land acquisition, well design, well construction, upstream and midstream coordination and other critical operations. In extensive presentations to the Board, Toby convinced us, with data, that this innovative approach would drive costs down and increase productivity. That is exactly what happened.

In my view, Toby Rice is highly qualified and capable to lead EQT and would make a tremendous difference in the future of the Company. I have seen first-hand how his disciplined approach to operations and capital allocation can drive value, and how his approach to technology and human capital can maximize the potential and job satisfaction of employees. I have no doubt that Toby would be an excellent CEO for EQT and that shareholders and employees alike would benefit greatly from his leadership.

When the Rice Team called to ask if I would serve on their slate of nominees for EQT, I immediately agreed. I welcome the opportunity to again work with and oversee such a talented group of innovators and operational leaders. I am also impressed by the other professionals the Rice Team has recruited and nominated for their director slate. Although I only met most of them for the first time during this process, as a team I believe we have the necessary and complementary experience and backgrounds to effectively oversee EQT and the Rice Team plan for value creation.

EQT traded last week at a ten-year low and the natural gas price environment is expected to be challenging for some period. Change is urgently needed. As an EQT shareholder, I encourage you to vote for an operational management team that knows how to proactively react in a difficult environment so that EQT can be transformed into a modern, efficient and sustainable business. EQT needs a leadership team that truly understands the operating side of the business in order to take control of the cost structure and drive it lower.

I believe the Rice Team nominees, and Toby Rice as a CEO, can make that happen. Please vote for all of the Rice Team nominees.

Sincerely,

John F. McCartney

WE URGE YOU TO VOTE THE WHITE UNIVERSAL PROXY CARD AND VOTE FOR ALL SEVEN OF THE RICE TEAM’S NOMINEES AND THE FIVE EQT NOMINEES SUPPORTED BY THE RICE TEAM.

The Rice Team encourages shareholders to review its proxy materials, shareholder letters and its analysis of EQT, all of which are available at www.EQTPathForward.com. For questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (800) 207-3159.

Contacts

For Investor Inquiries:

Kyle Derham

kyle@teamrice.com

D.F. King & Co., Inc.

Edward McCarthy / Geoffrey Weinberg

212-269-5550

Rice@dfking.com

For Media Inquiries:

Sard Verbinnen & Co

Jim Barron: 212-687-8080

Kelly Kimberly: 832-680-5120

Rice-SVC@sardverb.com

Item 2: The following presentation materials may be used by the Rice Group from time to time in meetings with shareholders of EQT and were posted to https://eqtpathforward.com/:

EXECUTIVE COMPENSATION ALIGNED WITH THE RICE PLAN

SUPPLEMENT: EXECUTIVE COMPENSATION PLAN

If all seven Rice Nominees are elected, they intend to propose an executive compensation plan designed to hold the management team accountable for delivering tangible results tied to the ambitious Rice Team Plan

Business Objective	Proposed Variable Compensation Element	Illustrative Performance Metrics *Subject to Compensation Committee Discussion and Approval*
REDUCE WELL COSTS / INCREASE FREE CASH FLOW		
Calendar Year 2020	• Short-term cash-based incentive bonus – **No payout unless EQT achieves well costs[1] below $825/ft, ~15% below EQT's "Target 10%" Initiative goal of $995/ft**	• Well Costs[1]: 33% of award - Threshold: $825/ft (~15% below EQT's "Target 10%" initiative goal in PA-Marcellus) - Target: $775/ft - Max: $735/ft (Rice Team's target well cost in PA-Marcellus) • Free cash flow per share: 33% of award • Capital Efficiency [2] (e.g. ROCE): 33% of award
Calendar Year 2021	• Short-term cash-based incentive bonus – **No payout unless EQT achieves well costs[1] below $775/ft, ~20% below EQT's "Target 10%" Initiative goal of $995/ft** – **Target payout tied to Rice Team's $735/ft**	• Well Costs[1]: 33% of award - Threshold: $775/ft (~20% below EQT's "Target 10%" initiative goal in PA-Marcellus) - Target: $735/ft (Rice Team's target well cost in PA-Marcellus) - Max: $675/ft • Free cash flow per share: 33% of award • Capital Efficiency[2] (e.g. ROCE): 33% of award
INCREASE TSR		
Calendar Year 2020 and 2021	• Three-year long-term equity-based awards - 100% performance-based restricted stock units - > 70% of the performance goals are absolute metrics rather than relative metrics - No performance metric "reset" - progressive performance goals that drive growth appreciation year-over-year	• Absolute TSR: > 70% of award • Relative TSR: < 30% of award • Metrics consistent for two years of program

1. Well costs cited for PA-Marcellus. Compensation metrics will also include well costs for WV-Marcellus and OH-Utica. Well costs includes pads, facilities and capitalized overhead and other (i.e. all costs of development).
2. Capital efficiency metric will be measured at a flat gas price assumption (i.e. no credit given for rising gas prices).

RICE TEAM

Item 3: On June 25, 2019, the Rice Group posted to https://eqtpathforward.com/ an updated presentation outlining the Rice Group’s Strategic Plan for the Company which includes the presentation materials noted in Item 2 hereto, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference:

Item 4: On June 25, 2019, the Rice Group uploaded a brochure to https://eqtpathforward.com/, a copy of which is attached hereto as Exhibit 2 and is incorporated herein by reference: